Exhibit 99.1

THE MIDDLEBY CORPORATION

1400 Toastmaster Drive, Elgin, Illinois 60120 • (847) 741-3300 • Fax (847) 741-9561

The Middleby Corporation Announces Debt Refinancing

Elgin, IL (December 23, 2002) – The Middleby Corporation (NASDAQ:MIDD) today entered into a $95 million senior bank facility led by Bank of America (NYSE:BAC). Proceeds from the refinancing were used to repay $25.5 million of 15.5 % subordinated senior debt incurred as a result of the acquisition of Blodgett Holdings, Inc. from Maytag Corporation in December 2001. In addition, Middleby repurchased 358,346 stock warrant rights issued in conjunction with the subordinated senior debt for $2.7 million.

As a result of the debt retirement and refinancing, Middleby will incur a non-cash charge in the fourth quarter of fiscal 2002 of approximately $8.1 million associated with the write-off of unamortized financing costs and a $1.0 million cash prepayment penalty charge associated with the early retirement of the subordinated senior debt . The debt extinguishment charges, net of tax benefits, will amount to approximately $5.4 million or $.59 per share and will be reflected as an extraordinary item.

Middleby Chairman, William F. Whitman, Jr. said, “The debt refinancing will allow us to significantly reduce interest costs. The retired notes, which originally would have matured in September 2006, carried a 15.5 % rate of interest as compared to a rate of just under 5% on our refinanced senior bank debt. The new financing agreement provides Middleby with more financial flexibility. In addition, the subordinated senior debt agreement had originally provided for up to 807,326 stock warrants, depending on certain provisions. Based on a “claw back” provision, this had been reduced to 358,346 stock warrants – all of which have now been retired.”

Mr.     Whitman continued, “The debt retirement charge that we will record in the fourth quarter is predominately non-cash. As a result, the cash costs associated with the refinancing will be recovered through interest rate savings in 2003.”

Selim A. Bassoul, President and CEO of Middleby added, “Strong cash flows have allowed us to pay down more than $22 million of acquisition-related debt in 2002. With the new financing we will initially utilize $65 million of the $95 million senior bank facility. The majority of these loan proceeds will be used to refinance approximately $33.8 million of existing senior bank debt, repay the $25.5 million subordinated senior debt and its accrued interest, pay the $1 million prepayment penalty and repurchase the stock warrant rights for $2.7 million. The new senior bank facility provides us with increased borrowing availability over the old financing structure which, when combined with our positive cash flows, puts us in a strong financial position going into 2003.”

Statements in this press release or otherwise attributable to the company regarding the company’s business which are not historical fact are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company cautions investors that such statements are estimates of future performance and are highly dependent upon a variety of important factors that could cause actual results to differ materially from such statements. Such factors include, but are not limited to variability in financing costs; quarterly variations in operating results; dependence on key customers; international exposure; foreign exchange and political risks affecting international sales; changing market conditions; the impact of competitive products and pricing; the timely development and market acceptance of the company’s products; the availability and cost of raw materials; and the ability to successfully integrate the acquired operations of Blodgett; and other risks detailed herein and from time-to-time in the company’s SEC filings.

The Middleby Corporation is a leader in the design, manufacture, marketing and service of a broad line of equipment used for cooking and preparation of food in commercial and institutional kitchens and restaurants throughout the world. The company’s leading equipment brands include Blodgett®, Blodgett Combi®, CTX®, MagiKitch’n®, Middleby Marshall®, Pitco Frialator®, Southbend®, and Toastmaster®. Middleby’s international subsidiary, Middleby Worldwide, is a leading exporter and distributor of foodservice equipment in the global marketplace and its international manufacturing subsidiary, Middleby Philippines Corporation, is a leading supplier of specialty equipment in the Asian markets.

For further information about Middleby, visit the company’s World Wide Web site, http://www.middleby.com.

Contact:	Selim A. Bassoul, Chief Executive Officer - 847- 429-7788
David B. Baker, Chief Financial Officer - 847- 429-7915